EXHIBIT 99.1 NEWS RELEASE INVESTOR RELATIONS CONTACT: J. Eric Bjornholt - CFO . . . (480) 792-7804

MICROCHIP TECHNOLOGY PROVIDES PRELIMINARY RESULTS
FOR THIRD QUARTER FISCAL 2009

CHANDLER, Arizona – January 6, 2009 – (NASDAQ: MCHP) – Microchip Technology Incorporated, a leading provider of microcontroller and analog semiconductors, today provided preliminary results for the third quarter of fiscal 2009 ending December 31, 2008.  Net sales for the third fiscal quarter are expected to be down 29 to 31% sequentially.  Earnings per diluted share on a GAAP basis for the third fiscal quarter is expected to be approximately 21 to 24 cents, and earnings per diluted share on a non-GAAP basis, excluding the effect of share-based compensation, losses on trading securities and a benefit from a tax settlement is expected to be approximately 23 to 26 cents.  The preliminary results on a GAAP basis exclude any charges related to the acquisition of Hampshire Company as the financial valuation related to the acquisition has not been finalized as of the date of this release.  Any impact on the December 2008 quarterly earnings from the acquisition of Hampshire Company including charges associated with acquired in-process research and development, amortization of intangibles acquired and purchase price allocations to inventory impacting cost of goods sold will be included in the financial earnings release of Microchip scheduled for January 29, 2009.  No conference call will be held in conjunction with today’s press release.

“General economic and semiconductor industry conditions have continued to decline since our October earnings call,” said Steve Sanghi, Microchip’s President and CEO.  “As a result of these conditions, we are continuing with a pay cut for all of our worldwide non-manufacturing employees which was implemented during the December quarter.  We are also continuing actions to reduce manufacturing capacity in our wafer fabrication facilities in the U.S. and our assembly and test facility in Thailand.  These and other actions have been taken to right-size our manufacturing output and keep operating expenses at reasonable levels.”

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Microchip Technology Incorporated 2355 West Chandler Blvd.  Chandler, AZ 85224-6199   Main Office 480•792•7200  FAX 480•899•9210

Microchip Technology
Provides Preliminary Results
for Third Quarter Fiscal 2009

“We are positioning Microchip to emerge from this economic downturn stronger than our competition by maintaining our focus on product and technology development activities, demand creation initiatives and driving internal efficiencies.  We believe that we will continue to expand our market share in our strategic product lines through our focus on design win opportunities and new product introductions,” Mr. Sanghi continued.

In response to investors’ questions, Microchip also stated that its Board of Directors intends to maintain the Company’s dividend by using a portion of the significant cash balance on its balance sheet.

Microchip plans to announce its financial results for the third quarter of fiscal 2009 after market close on January 29, 2009.  Due to the preliminary nature of the Company’s results for the December quarter, the Company is not able to provide a reconciliation of its GAAP and non-GAAP results but will include such reconciliation and related information as part of its announcement on January 29.

Cautionary Statement:

The statements in this release relating to our preliminary results for net sales and GAAP and non-GAAP earnings per share for the quarter ending December 31, 2008, continuing pay cut, continuing actions to reduce manufacturing capacity, right sizing our output, keeping operating expenses at reasonable levels, positioning Microchip to emerge from this economic downturn stronger than our competition, continuing to expand market share and maintaining the Company’s dividend are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These statements involve risks and uncertainties that could cause our actual results to differ materially, including, but not limited to: changes in demand or market acceptance of our products and the products of our customers; the mix of inventory we hold and our ability to satisfy short-term orders from our inventory; changes in utilization of our manufacturing capacity; competitive developments including pricing pressures; the level of orders that are received and can be shipped in a quarter; the level of sell-through of our products through distribution; changes or fluctuations in customer order patterns and seasonality; the level of our cash flows from operations; foreign currency effects on our business; costs

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Microchip Technology
Provides Preliminary Results
for Third Quarter Fiscal 2009

and outcome of any current or future tax audit or any litigation involving intellectual property, customers or other issues; the completion of our customary quarterly closing and review procedures; the results of the financial valuation related to our acquisition of Hampshire Company, the impact of any significant acquisitions we may make including our announced intention to acquire Atmel Corporation; disruptions in our business or the businesses of our customers or suppliers due to natural disasters, terrorist activity, armed conflict, war, worldwide oil prices and supply, public health concerns or disruptions in the transportation system; and general economic, industry or political conditions in the United States or internationally.

For a detailed discussion of these and other risk factors, please refer to Microchip’s filings on Forms 10-K and 10-Q.  You can obtain copies of Forms 10-K and 10-Q and other relevant documents for free at Microchip’s Web site (www.microchip.com) or the SEC’s Web site (www.sec.gov) or from commercial document retrieval services.

Stockholders of Microchip are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date such statements are made.  Microchip does not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after this January 6, 2009 press release, or to reflect the occurrence of unanticipated events.

About Microchip:

Microchip Technology Incorporated is a leading provider of microcontroller and analog semiconductors, providing low-risk product development, lower total system cost and faster time to market for thousands of diverse customer applications worldwide.  Headquartered in Chandler, Arizona, Microchip offers outstanding technical support along with dependable delivery and quality.  For more information, visit the Microchip Web site at www.microchip.com.

The Microchip name and logo are registered trademarks of Microchip Technology Incorporated in the U.S.A. and in other countries.

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